Exhibit 10.13

Loan and Security Agreement

Dated as of _____________, 2009

by and between

ygbfkm, llc

and

Active Apparel Group, Inc.
Total Apparel group, Inc.
International Apparel Group, Inc.

ygbfkm, llc
and Active Apparel Group, Inc.,
Total Apparel Group, Inc., and
interanational apparel group, inc.
Loan and Security Agreement

Table of Contents

1.	Definitions And Terms	1
2.	Loans: Disbursements, Interest Rates, Loan Requests and Fees	6
2.1	Loans	6
2.2	Interest Rates on Loans	6
2.3	Computation of Interest	6
2.4	Equity	6
3.	Loans: General Terms	7
3.1	Payments.	7
3.2	Late Payment Provision	7
3.3	No Notes	7
3.4	One Loan	7
3.5	Use of Loan Proceeds	7
3.6	Term	8
3.7	Representation and Warranty	8
3.8	Authorization to Disburse	8
3.9	Payment of Costs, Fees and Expenses	8
3.10	Debit of Accounts	8
3.11	Intentionally Omitted	8
3.12	Letters of Credit	8
4.	Collateral: General Terms	9
4.1	Grant of Security Interest	9
4.2	Supplemental Documentation	10
4.3	Inspections and Verifications	10
4.4	Liens/Collateral Locations	10
4.5	Assignment of Competing Security Interest	11
4.6	Special Collateral	11
4.7	Additional Collateral	11
4.8	No Custom or Waiver	11
4.9	Lien on Acquired Realty	11
5.	Attorney and Agent-In-Fact	12
5.1	Eligible Accounts	12
6.	Collateral: Inventory	12
6.1	Representations, Warranties and Covenants	12
6.2	Sale of Inventory	12
6.3	Responsibility for Inventory	13
7.	Equipment	13
7.1	Representations, Warranties and Covenants	13
7.2	Maintenance of Equipment	13
7.3	Evidence of Ownership	13
7.4	Records and Schedules of Equipment	13

8.	Insurance and Taxes	13
8.1	Insurance	13
8.2	Taxes	14
9.	Representations, Warranties and Covenants: General	14
9.1	Representations and Warranties	14
9.2	Covenants	17
9.3	Negative Covenants	20
9.4	Intentionally Omitted	21
9.5	Financial Reporting	21
10.	Conditions Precedent	22
10.1	Conditions to Initial Funding	22
10.2	Conditions to Subsequent Fundings	22
11.	Event of Default; Remedies	23
11.1	Events of Default	23
11.2	Cumulative Remedies	24
11.3	Discontinuing Advances	24
11.4	Remedies	25
11.5	Assembling Collateral	25
11.6	Notice of Sale	25
11.7	Postponement of Sale	25
12.	General	25
12.1	Intentionally Omitted	25
12.2	Application of Payments	25
12.3	Additional Representations, Warranties and Covenants	26
12.4	Modification and Assignment of Loan Documents	26
12.5	Waiver of Defaults	26
12.6	Severability	26
12.7	Successors and Assigns	26
12.8	Incorporation of Other Agreements; Exhibits; and Schedules	26
12.9	Survival of Termination	27
12.10	Waiver of Notices	27
12.11	Authority to Execute and Borrow	27
12.12	Costs, Fees and Expenses	27
12.13	Binding Agreement; Governing Law	27
12.14	Notices	28
12.15	Release of Claims	28
12.16	Intentionally Omitted	28
12.17	Headings	28
12.18	Maximum Interest	28
12.19	Construction	29
12.20	Revival of Liabilities	29
12.21	General Indemnity	30
12.22	Environmental and Safety and Health Indemnity	30
12.23	Completion of Loan Agreement and Other Agreements	30
12.24	Intentionally Omitted	30
12.25	Disclosure of Information	30
12.26	Merger Clause	30
12.27	SERVICE OF PROCESS	30
12.28	JURISDICTION; VENUE	31
12.29	JURY WAIVER	31

Schedules and Exhibits

Schedule 1.1	Permitted Liens
Schedule 4.4	Chief Executive Office and Collateral Locations
Schedule 9.1(Q)	Borrower and its Affiliates’ Company Information

Exhibit A	Form of Guaranty

Loan and Security Agreement

This Loan and Security Agreement (this “Loan Agreement”) is made and entered into as of February 20, 2009, by and between YGBFKM, LLC, an Illinois limited liability company (“Lender”), and Total Apparel Group, Inc., a Nevada corporation (“TAG”), International Apparel Group, Inc., a Nevada corporation (“IAG”) and Active Apparel Group, Inc., a Florida corporation (“AAG”).  TAG, IAG and AAG are collectively referred to as the “Borrower”.

WITNESSETH:

Whereas, Borrower desires Lender to provide certain extensions of credit, loans or other financial accommodations to Borrower in accordance with this Loan Agreement (collectively the “Financial Accommodations”); and

Whereas, Lender is willing to provide the Financial Accommodations to Borrower, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Loan Agreement or referenced herein.

Now Therefore, in consideration of the Financial Accommodations, the mutual promises and understandings of Lender and Borrower set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as set forth in this Loan Agreement.

1.   Definitions And Terms

The following words, terms or phrases shall have the following meanings:

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Document of Title”, “Electronic Chattel Paper”, “ Equipment”, “Fixture”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Supporting Obligations” and “Tangible Chattel Paper”: shall have their respective meanings as set forth in the Illinois Uniform Commercial Code, as amended or restated from time to time.

“Affiliate”: shall mean any Person that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, a Borrower. A Person shall be presumed to control a Borrower if such Person is the direct or indirect legal or beneficial owner of more than ten percent (10%) of the outstanding Equity Interests of a Borrower.

“Business Day”: shall mean any day other than a Saturday, a Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

“Charges”:  shall mean all national, federal, state, county, city, municipal or other governmental (including, but not limited to, any instrumentality, division, agency, body or department thereof) taxes, levies, assessments, charges, liens, claims or  encumbrances upon or relating to the Collateral, the Liabilities, Borrower’s business, ownership or use of any of its assets, or Borrower’s income or gross receipts.

“Collateral”:  shall have the meaning ascribed to such term in Section 4.1 below.

“Constituent Documents”: shall mean, for a Borrower, as applicable, Borrower’s articles or certificate of incorporation or formation, by-laws, operating agreement, limited partnership agreement, general partnership agreement and any other similar documents, agreements or certificates relating to Borrower’s legal formation.

“Covenants”:  shall mean all now existing and hereafter arising covenants, duties, obligations and agreements of Borrower to and with Lender, whether pursuant to this Loan Agreement, the Other Agreements or otherwise.

“Default Rate”:  shall mean, for each Loan, three percent (3%) per annum in excess of the otherwise applicable interest rate for such Loan, and for all other Liabilities, shall mean three percent (3%) per annum in excess of the Prime Rate.

“Designated Person”:  shall mean any officer of Borrower and any other Person designated as a “Designated Person” in writing to Lender.

“Environmental Laws”:  shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, as may be amended from time to time, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

“Equity Interests”:  shall mean any and all shares and other equity and ownership interests, however designated, of or in a Person, whether or not voting, including, but not limited to, common stock, warrants, membership interests, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA”:  shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

“Event of Default”:  shall have the meaning ascribed to such term in Section 11.1 below.

“Financials”:  shall mean all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation and information previously delivered by Borrower to Lender and the documents described in Section 9.5 below, individually or collectively.

“GAAP”:  shall mean generally accepted accounting principles consistently applied from time to time.

“Global”:  shall mean Global Brands (Football) Pte., Ltd.

“Global Vendors”:  shall mean Global approved apparel manufacturers.

“Guaranties”: shall have the meaning set forth in Section 4.10.

“Hazardous Substances”:  shall have the meaning set forth in 42 USC § 9601(14), 42 USC § 9601(33) and 42 USC § 6991(8) or any state or local counterpart Environmental Law.

“Indebtedness”:  shall mean all obligations and liabilities of Borrower to any Person other than Lender, including, but not limited to, (1) all Indebtedness whether primary or secondary, direct or indirect, absolute or contingent, liquidated or unliquidated, insured or uninsured, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, however evidenced, created, incurred or acquired, and howsoever arising, whether by written or oral agreement, operation of law or otherwise; (2) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon the Collateral or other assets of Borrower, whether or not Borrower has assumed or become liable for the payment thereof; (3) all Capitalized Lease Obligations; (4) all unfunded pension obligations; and (5) all deferred taxes.

“Indemnified Liabilities”:  shall have the meaning ascribed to such term in Section 12.21 below.

“Indemnitees”:  shall have the meaning ascribed to such term in Section 12.21 below.

“Issuer”:  shall mean the bank issuing a Letter of Credit, as designated by Lender, and which shall initially be The Northern Trust Company.

“Letter of Credit” and “Letters of Credit”: shall mean, respectively, a commercial letter of credit and all such letters of credit issued by the Issuer and arranged by Lender, in its sole discretion from time to time.

“Letter of Credit Application”: shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuer at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Maturity Date”: shall mean the date set forth in a Letter of Credit, which shall not exceed six months from the date of issuance without Lender’s prior written consent.

“Letter of Credit Obligations”: shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit (including amounts drawn thereunder) minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Lender, and (iii) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder.  For purposes of determining the outstanding Letter of Credit Obligations at any time, the Issuer’s acceptance of a draft from the beneficiaries pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Liabilities”:  shall mean any and all obligations, liabilities, indebtedness, fees, costs and expenses, now or hereafter owed or owing by Borrower to Lender, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of Lender, including, but not limited to, (1) Letter of Credit Obligations; (2) attorneys’ and paralegals’ fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of Lender’s rights and remedies pursuant to this Loan Agreement and the Other Agreements; and (3) all other Liabilities or amounts payable to Lender by Borrower under any of the Other Agreements.

“Loan or Loans”: shall mean, individually and collectively, all Letters of Credit arranged and secured by Lender and issued for the benefit of the Borrower, and any other loans provided by Lender to the Borrower from time to time.

“Loan Documents”: shall mean this Loan Agreement, as amended, renewed, restated or replaced from time to time, together with the Other Agreements.

“Lockbox”: shall mean the Lockbox established at Issuer pursuant to the Lockbox Agreement.

“Lockbox Account”: shall mean the Borrower’s account at Issuer, pledged to and controlled by Lender, to which all receipts of the Lockbox shall be deposited.

“Lockbox Agreement”: shall mean the Lockbox Agreement between Lender, Borrower and Issuer.

“Multiemployer Plan”:  shall have the meaning ascribed to such term in Section 4001(a)(3) of ERISA.

“Officers”:  shall mean the individual key officers of the Borrower, namely Janon Costley, Don Jones, and Duarte DaSilveira

“Other Agreements”:  shall mean all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender in connection with the Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to the (1) the Account Pledge Agreement, (2) the Guaranties, (3) the Lockbox Agreement, and (4) the Collateral Assignment of Contract.

“Parent”:  shall mean any Person, now or at any time or times hereafter, owning or controlling, directly or indirectly, at least a majority of the issued and outstanding Equity Interests of a Borrower or any Subsidiary.

“Permitted Indebtedness”:  shall mean (1) trade payables arising in the ordinary course of Borrower’s business, (2) other Indebtedness of Borrower incurred in the ordinary course of Borrower’s business as presently conducted that are not (a) past due, or (b) incurred through the borrowing of money or the obtaining of credit, (3) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due, (4) Indebtedness in respect of judgments or awards which do not constitute an Event of Default hereunder, and (5) Indebtedness in respect of employee benefit plans and programs that is incurred in the ordinary course of Borrower’s business as presently conducted and is not past due.

“Permitted Liens”: shall mean (1) liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of Lender, any material danger of the sale or loss of any of the Collateral and with respect to which Borrower has provided for and are maintaining adequate reserves in accordance with GAAP, (2) liens in Lender’s favor, (3) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing, (4) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of Borrower’s business, and (5) the junior security interests and liens of Serec of California.

“Person”:  shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.

“Plan”:  shall mean an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

“Prohibited Transaction”:  shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

“Reportable Event”:  shall mean any of the events set forth in Section 4043(b) of ERISA.

“Restricted Payments”:  shall mean any of the following: (1) any dividend, distribution or return of capital to any shareholder, member or other owner of Borrower or its Parent, or any other payment or delivery of property or cash to any of Borrower’s members or other owners, or any redemption, retirement, purchase or other acquisition of all or any portion of the Equity Interests of Borrower, and (2) any loan or advance to any Affiliate, Subsidiary, Parent, employee, officer, director, member or manager of a Borrower.

“Special Collateral”:  shall mean that portion of the Collateral evidenced by Chattel Paper, Instruments or Documents.

“Subordinated Debt”:  shall mean Borrower’s Indebtedness which is subordinated to the payment of all of the Liabilities to Lender pursuant to a written subordination agreement in form and substance acceptable to Lender, which subordination agreement specifically states that Borrower’s Indebtedness is Subordinated Debt under this Loan Agreement.

“Subsidiary”:  shall mean any Person who is under the direct or indirect ownership or control of a Borrower.

“Supplemental Documentation”:  shall have the meaning set forth in Section 4.2 below.

“Term”:  shall have the meaning set forth in Section 3.6 below.

“Unmatured Event of Default”:  shall mean the occurrence or existence of any event or condition which with notice, lapse of time or both would constitute an Event of Default.

1.2           Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the Uniform Commercial Code as adopted by the State of Illinois from time to time.

2.   Loans:  Disbursements, Interest Rates, Loan Requests and Fees

2.1	Letter of Credit Loans.

Upon the execution hereof and from time to time thereafter during the Term, Lender may, in its sole discretion, arrange for and secure commercial Letters of Credit to be issued by Issuer to Global or a Global Vendor for the benefit of and at the request of Borrower.  No Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date or the termination date hereof.  In the event Lender elects not to arrange a Letter of Credit requested by Borrower with respect to any customer purchase order, Borrower may finance such Letter of Credit with another lender.  However, Borrower shall offer the Lender the first opportunity to arrange and secure all Letters of Credit required by the Borrower and its Affiliates, and may only use alternate financing sources for letters of credit rejected by Lender.  Each such Letter of Credit shall be arranged or rejected at the sole discretion of the Lender.  Each request for a Letter of Credit by Borrower shall be made by written notice from Borrower to Lender, given not later than 3:00 P.M. (Chicago time) at least twenty-one (21) Business Days prior to the date that Borrower needs such Letter of Credit.  Such notice shall be accompanied by an executed copy of the customer purchase order(s) for which such Letter of Credit Loan is requested.

The amount of any draws made by a beneficiary under a Letter of Credit shall be paid and reimbursed to Lender upon the earlier of (a) within three (3) days after payment of the purchase order(s) for which such Letter of Credit was made; or (b) within forty (40) days after Borrower ships the goods covered by such applicable purchase order(s).  As a condition to the issuance of any Letter of Credit, Lender may require the Borrower to obtain Credit Insurance on the applicable customer purchase orders.

2.2	Interest Rates on Loans.

Borrower hereby promises to pay interest on the unpaid principal amount of the aggregate Letter of Credit Obligations outstanding from time to time in the manner provided in Section 3.1 below at the fixed rate of two percent (2%) per month.  The first four months of interest (8%) on each Letter of Credit shall be deemed fully earned upon the issuance of such Letter of Credit (the “Minimal Charge”).  Notwithstanding the foregoing, upon the occurrence of an Event of Default, the unpaid principal amount of the Letter of Credit Obligations shall, at Lender’s option, bear interest after such Event of Default at the Default Rate.

2.3	Computation of Interest. Interest on the Loans shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.

2.4
Equity.  Immediately upon the issuance of any Letter of Credit hereunder, Borrower shall issue to Lender, as additional consideration for such Letter of Credit, shares of common stock of Borrower with a fair value equal to 1% of the face amount of such Letter of Credit. As used herein, fair value shall mean 80% of the “bid” price of such stock.

3.   Loans:  General Terms

3.1           Payments.

(A)          Scheduled Payments.  Except as otherwise provided in this Loan Agreement or the Other Agreements, (1) the principal amount of the Letter of Credit Loans shall be paid as set forth in Section 2.1 above; (2) all accrued and unpaid interest in the amount set forth in Section 2.2 above shall be paid in monthly installments on or before the last day of each month; (3) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Borrower to Lender, or to such other Persons designated by Lender, on demand; and (4) any other Liabilities shall be payable by Borrower to Lender on demand.  All such amounts shall be paid from the Lockbox Account as set forth in Section 3.1(C) below but if insufficient funds are available in such Lockbox Account, such amounts shall be paid by Borrower.

(B)           Optional Prepayment.  Except as otherwise provided in this Loan Agreement or any of the Other Agreements, the Borrower may from time to time prepay a Letter of Credit at any time, in whole or in part, without penalty, provided that Borrower shall pay the unpaid portion of the Minimum Charge in the event such Letter of Credit is outstanding less than four (4) full months.

(C)           Lockbox.  All payments from customers of Borrower shall be paid into the Lockbox maintained by Issuer for the benefit of the parties hereto, pursuant to the Lockbox Agreement attached hereto as Exhibit A.  All amounts due to Lender hereunder shall be paid from the Lockbox Account, unless the balance of such Lockbox Account is insufficient, in which case such amounts shall be paid by Borrower.

3.2           Late Payment Provision.  If any payment required under this Loan Agreement is ten (10) days or more late Borrower will be charged a late fee of 5% of the amount than due.

3.3           No Notes.  Loans made by Lender to Borrower pursuant to this Loan Agreement shall not be evidenced by notes or other instruments issued or executed and delivered by Borrower to Lender.  Such Loans are not so evidenced, such Loans shall be evidenced by entries upon the ledgers, books, records or computer records of Lender maintained for that purpose.  Lender’s failure to record any portion of the Liabilities on such books and records shall not limit or otherwise affect the obligations and liabilities of Borrower to repay the Liabilities due and owing to Lender pursuant to this Loan Agreement and the Other Agreements.

3.4           One Loan.  All of the Liabilities shall constitute one loan secured by Lender’s security interest and lien in the Collateral and by all other security interests, liens, mortgages, claims and encumbrances heretofore, now or from time to time hereafter granted by Borrower to Lender.

3.5           Use of Loan Proceeds.  Borrower represents, warrants and covenants unto Lender that Borrower shall use the proceeds of all Loans made by Lender to Borrower pursuant to this Loan Agreement and the Other Agreements as follows: (A) the Letters of Credit shall solely be issued to Global and Global Vendors to secure the Borrower’s purchase of Inventory pursuant to the Distribution Agreement between Borrower and Global; (B) proceeds of the Loans shall be used solely for proper business purposes and consistent with all applicable laws and statutes.  Borrower further represents and warrants to Lender that Borrower does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the Loans shall be used for the purpose of (1) purchasing or carrying any margin securities, (2) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities, or (3) any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

3.6           Term.  The term of this Loan Agreement (“Term”) shall commence on the date first set forth above and shall continue until the latest of: (a) 60 days after either party provides written notice of termination to the other; provided, however that Borrower may not provide such notice until one year after the expiration or termination of all licenses, distribution agreements or other contracts to sell or distribute goods to which Borrower or any of its Affiliates now are (or during the Term become) a party; and (b) the date that all Liabilities are irrevocably paid in full.  The parties intend that as long as Borrower or its Affiliates have or may have any need for third-party financing, this Agreement shall continue and Lender shall have a right of first refusal to provide such financing as set forth in Section 2.1 above.

3.7           Representation and Warranty.  Each request for a Loan advance made by Borrower to Lender pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Borrower to Lender that there does not then exist an Unmatured Event of Default or Event of Default.

3.8           Authorization to Disburse.  Borrower hereby authorizes and requests Lender to obtain and disburse for and on behalf of Borrower, and for the Borrower’s account, Letters of Credit pursuant to this Loan Agreement to such Person or Persons as Borrower or any Person specified in Section 12.11 of this Loan Agreement shall direct, whether in writing or orally.

3.9           Payment of Costs, Fees and Expenses.  Lender, in its discretion, may pay any costs, fees, expenses or other amounts required to be paid by Borrower and not timely paid, or to pay any Person as Lender deems necessary to insure that the security interest and lien granted to Lender in the Collateral shall at all times be a first priority, perfected security interest and lien.  Any such amounts advanced by Lender shall be immediately due and payable by Borrower.

3.10         Debit of Accounts.  Borrower hereby irrevocably authorizes Lender to debit the Lockbox Account for the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement and the Other Agreements, or otherwise.

3.11         Intentionally Omitted.

3.12         Letters of Credit.  (a) All Letters of Credit shall bear (in addition to the interest forth herein) such application, issuance, renewal, negotiation and other fees and charges as charged by the Issuer.  Borrower shall pay all such amounts to Lender upon demand.

(b)           In addition to amounts payable as elsewhere provided in this Loan Agreement, Borrower hereby agrees to protect, indemnify, pay and save Lender, and keep Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against Lender as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction; or (ii) the failure of Issuer to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Government Acts”).

(c)           As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of, or misuse of such Letters of Credit by, the respective beneficiaries of the Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications, Lender shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in the Letter of Credit in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, facsimile or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (viii) any consequences arising from causes beyond the control of Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of Lender’s rights or powers under this Loan Agreement.

(d)           In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

4.   Collateral:  General Terms

4.1           Grant of Security Interest.  To secure the full and timely payment and performance by Borrower to Lender of the Liabilities and the Covenants, Borrower hereby grants to Lender a first position priority security interest and lien in all of Borrower’s now existing or owned and hereafter arising or acquired:  (1) Accounts (including the Lockbox Account pursuant to the Account Pledge Agreement); (2) Goods for sale, lease or other disposition by Borrower which have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (3) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights; (4) Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents of Title, Instruments, Documents, General Intangibles, Payment Intangibles, Letter of Credit Rights, letters of credit and Supporting Obligations (including the Collateral Assignment of the Distribution Agreement); (5) patents, trademarks, trade names, trademark registrations and copyrights, all applications therefor, service marks, trade secrets, goodwill, inventions, processes, designs, formulas, and other intellectual or proprietary rights or interests, of any kind, nature or description whatsoever, and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, chooses in action, security interests, security deposits and rights to indemnification; (6) Goods, including, without limitation, Inventory, Equipment, Fixtures, trade fixtures and vehicles; (7) Investment Property; (8) deposits, cash and cash equivalents and any other property of Borrower now or hereafter in the possession, custody or control of Lender, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (9) Commercial Tort Claims arising from time to time; (10) deposit accounts held with Lender or any other depository institution; (11) all other personal property of Borrower of any kind or nature; and (12) additions and accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of all of the foregoing property, including, but not limited to, Proceeds of all insurance policies insuring the foregoing and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business (all of the foregoing property, together with all other real or personal property of any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities, is collectively referred to as the “Collateral”).  Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender’s first position priority security interest and lien in the Collateral.

4.2           Supplemental Documentation.  Borrower shall execute and deliver to Lender, at any time and from time to time, all agreements, instruments, documents and other written matter (the “Supplemental Documentation”) that Lender may request, in form and substance acceptable to Lender, to perfect and maintain perfected Lender’s first position priority security interest and lien in the Collateral and to consummate the transactions contemplated by this Loan Agreement and the Other Agreements.  Borrower, irrevocably, hereby makes, constitutes and appoints Lender, and all Persons designated by Lender for that purpose, as Borrower’s true and lawful attorney and agent-in-fact, to sign the name of Borrower on the Supplemental Documentation and to deliver such Supplemental Documentation to such Persons as Lender may reasonably elect.  To the extent permitted by law, Borrower agrees that a carbon, photographic, photostatic copy or other reproduction of this Loan Agreement or of any financing statement shall be sufficient as a financing statement.

4.3           Inspections and Verifications.  Borrower shall permit Lender, or any Persons designated by Lender, to call at Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances.  Lender, at its discretion, will perform field audits annually and at such other times as it shall deem advisable.  Borrower shall furnish to Lender such information relevant to Lender’s rights under this Loan Agreement as Lender shall at any time and from time to time request.  Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telegraph or otherwise.  Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants.  Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants.  Borrower shall pay to Lender all fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the Default Rate.

4.4           Liens/Collateral Locations. Borrower represents, warrants and covenants unto Lender that: (A) Lender’s security interest and lien in the Collateral is now and at all times hereafter shall be perfected and have a first priority; (B) except for the Permitted Liens, the Collateral is and shall remain free and clear of all security interests, liens and other encumbrances; (C) Borrower’s chief executive office, all other offices and places of business and the offices and locations where Borrower keeps the Collateral are at the locations specified on Schedule 4.4; (D) except with respect to the sale of Inventory in the ordinary course of business, Borrower shall not remove the Collateral from the locations specified on Schedule 4.4 and shall not keep any of the Collateral at any other office or location unless Borrower give Lender thirty (30) days prior written notice; and (E) the Collateral is and shall remain within the continental United States of America. Borrower shall provide Lender with thirty (30) days prior written notice of the opening of any new office or place of business, the closing of any existing office or place of business or delivering any Collateral to a warehouse or other storage facility not listed on Schedule 4.4. Borrower covenants unto and agrees with Lender that any new office or place of business shall be within the continental United States of America.

4.5           Assignment of Competing Security Interest. Lender, in its discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement and the Other Agreements or any Unmatured Event of Default or Event of Default, may at any time or times hereafter, but shall not be obligated to do so, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral.  All sums paid by Lender in connection therewith and all costs, fees and expenses, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

4.6           Special Collateral.  Immediately upon Borrower’s receipt of any Special Collateral with a value of $10,000 or more, Borrower shall mark the same to show that such Special Collateral is subject to a first position security interest and lien in favor of Lender and shall deliver the original thereof to Lender, together with an appropriate endorsement or other specific evidence of assignment in form and substance acceptable to Lender.

4.7           Additional Collateral.  Upon the occurrence of an Unmatured Event of Default or Event of Default, Lender may, in its discretion, retain as additional Collateral, such portion of the monies, reserves and proceeds received by Lender with respect to the Collateral as Lender may determine.  Borrower hereby grants to Lender a first position priority security interest and lien in all such monies, reserves and proceeds and other property of Borrower in the possession of Lender at any time or times hereafter as additional Collateral hereunder, and, in Lender’s discretion, may be held by Lender until the Liabilities are indefeasibly paid in full or be applied by Lender on account of the Liabilities.

4.8           No Custom or Waiver. No authorization given by Lender pursuant to this Loan Agreement or the Other Agreements to sell any specified portion of the Collateral or any items thereof, and no waiver by Lender in connection therewith, shall establish a custom or constitute a waiver of the prohibition contained in this Loan Agreement or the Other Agreements against such sales, with respect to any portion of the Collateral or any item thereof not covered by said authorization.

4.9           Lien on Acquired Realty.  Borrower represents and warrants to Lender that Borrower is not the direct or indirect legal or beneficial owner of any real property.  If Borrower shall acquire at any time or times hereafter an interest in any real property, unless Lender otherwise agrees in writing, Borrower agrees promptly to execute and deliver to Lender as additional security and Collateral for the Liabilities, mortgages or other collateral assignments satisfactory in form and substance to Lender, and its counsel covering such real property.  Borrower shall deliver to Lender such other documents as Lender and its counsel may reasonably request relating to any such new real property.

4.10         Guaranties.  All obligations of Borrower hereunder or under the Other Agreements shall be personally guaranteed by the Officers pursuant to Guaranties in form attached hereto as Exhibit A.

5.   Attorney and Agent-In-Fact

Borrower irrevocably hereby designates, makes, constitutes and appoints Lender, and all Persons designated by Lender, as Borrower’s true and lawful attorney and agent-in fact, in Borrower’s or Lender’s name, to at any time after the occurrence of an Event of Default or Unmatured Event of Default: (A) demand payment of the Accounts and Special Collateral; (B) enforce payment of the Accounts and Special Collateral by legal proceedings or otherwise; (C) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts and Special Collateral; (D) settle, adjust, compromise, extend or renew the Accounts and Special Collateral; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Special Collateral; (F) sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (G) discharge and release the Accounts and Special Collateral; (H) take control, in any manner, of any item of payment or proceeds of the Collateral; (I) prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (J) prepare, file and sign Borrower’s name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (K) do all acts and things necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Loan Agreement; (L) endorse the name of Borrower upon any of the items of payment or proceeds of the Collateral and to deposit the same on account of the Liabilities; (M) endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts and Special Collateral; and (N) sign the name of Borrower to verifications of the Accounts and Special Collateral and notices thereof to Account Debtors.

6.   Collateral:  Inventory

6.1           Representations, Warranties and Covenants.  Borrower represents and warrants to and covenants with Lender that:  (A) Borrower has and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Inventory, except for the Permitted Liens; (B) Borrower’s Inventory shall be kept only at the locations specified on Schedule 4.4; (C) Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of Inventory and Borrower’s stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’s officers, employees or agents for inspection and copying thereof; (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition; and (E) all Inventory of Borrower (1) is not consigned to any Person; (2) is subject to Lender’s first position priority preferred security interest and lien; (3) is not slow moving or  obsolete Inventory; (4) does not constitute work in process or supplies; (5) is in good and marketable condition; and (6) is located at one of the locations specified on Schedule 4.4 or such other location permitted pursuant to this Loan Agreement, and, if located at a warehouse, other storage facility or leased facility, Lender has received an original executed warehouse agreement or landlord agreement in form and substance acceptable to Lender.  All costs, fees and expenses incurred by Lender in connection with this Section 6, or which Lender becomes obligated to pay, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

6.2           Sale of Inventory.  Until an Unmatured Event of Default or Event of Default has occurred, Borrower may sell Inventory in the ordinary course of business, but may not transfer any Inventory in partial or total satisfaction of any of the Indebtedness.  In no event shall Borrower make any sale of Inventory which would violate the terms and provisions of the Loan Agreement and the Other Agreements.

6.3           Responsibility for Inventory.  Borrower shall be liable or responsible for: (A) the safekeeping of Inventory; (B) any loss, damage or destruction to the Inventory occurring or arising in any manner or fashion; (C) any diminution in the value thereof; or (D) any act or event of default of any carrier, bailee or forwarding agency thereof or any other Person.

7.   Equipment

7.1           Representations, Warranties and Covenants.  Borrower represents and warrants to and covenants with Lender that (A) Borrower has and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Equipment, except for the Permitted Liens; and (B) the Equipment shall be kept and maintained solely at Borrower’s places of business specified on Schedule 4.4.

7.2           Maintenance of Equipment.  Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency of the Equipment shall at all times be maintained and preserved.  Borrower shall not permit any of the Equipment to become a Fixture to real estate or accession to other personal property.

7.3           Evidence of Ownership.  Upon Lender’s request, Borrower shall deliver to Lender any and all evidence of ownership to, including, without limitation, certificates of title to and applications for title to, any of the Equipment.

7.4           Records and Schedules of Equipment.  Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof, and shall furnish Lender with a current schedule containing the foregoing information upon request by Lender.

8.   Insurance and Taxes

8.1           Insurance.

(A)           Borrower, at its sole cost and expense, shall keep and maintain: (1) the Collateral insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (2) business interruption insurance, workmen’s compensation insurance, public liability insurance products liability and property damage insurance relating to Borrower’s business and ownership and use of its assets.

(B)           All such policies of insurance shall be in form and substance, in such amounts and with insurers recognized as adequate by prudent business persons, as may be satisfactory to Lender.  Borrower shall deliver to Lender the original, or certified copy, of each policy of insurance or a certificate of insurance, and evidence of payment of all premiums for each such policy.  All property insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as lender’s loss payee and all liability insurance policies shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as additional insured.  Such endorsement or independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage.

(C)           Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Lender.  Borrower irrevocably, makes, constitutes and appoints Lender, and all officers, employees or agents designated by Lender, as Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance with respect to the Collateral, endorsing the name of Borrower on any check, draft, instrument or other item of payment constituting the proceeds of such policies of insurance with respect to the Collateral at any time or times hereafter, and for making all determinations and decisions with respect to such policies of insurance.  If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation, Unmatured Event of Default or Event of Default by Borrower hereunder, may at any time or times thereafter, but shall not be obligated to do so, obtain and maintain such policies of insurance, pay such premium and take any other action with respect thereto which Lender deems advisable.  All sums so disbursed by Lender, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

(D)           Borrower hereby acknowledges that the following notice by Lender is required by and given in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15:

Unless Borrower provides Lender with evidence of the insurance coverage required by this Loan Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Collateral.  This insurance may, but need not, protect Borrower’s interests.  The coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral.  Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Loan Agreement.  If Lender purchases insurance for the Collateral, Borrower will be responsible for the cost of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The cost of the insurance may be added to Borrower’s total outstanding balance or obligation.  The cost of insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

8.2           Taxes.  Borrower represents, warrants and covenants unto Lender that it shall fully and timely pay, when due, all of the Charges, and that it shall not permit the Charges to arise, or to remain, and will promptly discharge the same.  In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges, Borrower shall so advise Lender thereof in writing.  Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, at any time or times after Borrower’s failure to pay the Charges, make such payment, or any part thereof, obtain such discharge or take any other action with respect thereto which Lender deems advisable.  All sums so paid by Lender and any expenses, including, but not limited to, attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrower to Lender on demand.

9.   Representations, Warranties and Covenants:  General

9.1           Representations and Warranties.  To induce Lender to enter into this Loan Agreement and to make Loans hereunder, Borrower represents and warrants to Lender that:

(A)          Organization and Qualification.  Borrower is the type of legal entity set forth in the first paragraph of this Loan Agreement for Borrower, duly organized and existing and in good standing under the laws of the State of its formation reflected in the first paragraph of this Loan Agreement, and qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed.

(B)           Company Power and Authority.  Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements.

(C)           No Violation of Law.  The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements do not and shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is a party or by which it is bound.

(D)           Title to Collateral. Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.

(E)           Solvency.  Borrower (1) was and is solvent, (2) had and has adequate cash flow to pay its debts as they mature or otherwise become due, (3) had and has sufficient capital to conduct its business in the ordinary course, and (4) has property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.

(F)           Litigation.  There are no actions or proceedings which are pending or threatened against Borrower which might result in any material or adverse change in its financial condition or materially affect Borrower’s assets or the Collateral.

(G)           Indebtedness.  Borrower has no Indebtedness, except Permitted Indebtedness.

(H)          Distribution Agreement.  The current version of the Distribution Agreement with Global has been delivered to Lender by Borrower, and such Agreement remains in full force and effect and no defaults exist thereunder.

(I)            Adequate Assets/Trademarks/Copyrights/Patents.  Borrower possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as now conducted by it.  Borrower does not own any patents, trademarks or copyrights.

(J)           Good Standing.   Borrower has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

(K)          Burdensome Agreements.  Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise.

(L)           Violation of Law.  Borrower is not in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, in any material respect affecting its business, property, assets, operations or condition, financial or otherwise.

(M)         Breach of Other Loan Documents.  Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

(N)          Financial Information.  The Financials delivered to Lender prior hereto or contemporaneously herewith fairly and accurately present the information set forth therein which may include, but is not limited to, the assets, liabilities, financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on such dates and have been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved.

(O)          Material Adverse Change.  There has been no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the most recent Financials for the Borrower delivered to Lender.

(P)           Change of Corporate Name or Structure.  Borrower has not within the previous five (5) years changed its name, state of formation, identity, corporate structure or chief executive office.

(Q)          Capital Structure.  Schedule  9.1(Q) attached hereto and made a part hereof states (1) the correct name of each of the Subsidiaries of a Borrower, and the jurisdiction of incorporation and the percentage of voting Equity Interests owned by Borrower, (2) the name of each Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (3) the number, nature and holder of all outstanding Equity Interests of each Parent, Borrower and each Subsidiary of a Borrower, and (4) the number of authorized and issued Equity Interests of each Parent, Borrower and each Subsidiary of a Borrower.  Borrower has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary, free and clear in each case of any lien other than Permitted Liens.  All such Equity Interests have been duly issued and are fully paid and non-assessable.  Except as described on Schedule 9.1(Q), there are not outstanding any options to purchase, or any rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of Equity Interests of Borrower.  Except as described on Schedule 9.1(Q), there are not outstanding any agreements or instruments binding upon any of Parent’s or Borrower’s shareholders or members relating to the ownership of its Equity Interests.

(R)           Pension Plans.  Borrower is in full compliance with all of the requirements of ERISA and the regulations promulgated thereunder.  No fact or situation that could lead to a material adverse change in the financial condition of Borrower, including, but not limited to, any Reportable Event or Prohibited Transaction, exists in connection with any Plan.  Borrower has no withdrawal liability in connection with a Multiemployer Plan.

(S)           Labor Relations.  Borrower is not a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

(T)           Trade Relations.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Loan Agreement in substantially the same manner in which it has heretofore been conducted.

(U)           Environmental Matters.  Borrower is in compliance in all respects with all applicable Environmental Laws.

(V)           Encumbrances.  There are no liens, claims or other encumbrances upon any of the Collateral, except for the Permitted Liens.

(W)         Levies and Attachments.  There are no levies, attachments or restraints affecting any of Borrower’s assets or the Collateral.

(X)           Receiver, Trustee or Assignee.  There is no receiver, trustee or assignee for the benefit of creditors currently appointed to take possession of all or any of Borrower’s assets or any of the Collateral.

(Y)           Surety.  Except for guarantees in favor of Lender, Borrower is not liable, whether through the execution of a guaranty or otherwise, with respect to the obligations or liabilities of any other Person except by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities.

(Z)           Affiliate Transactions.  Borrower has not entered into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.

9.2           Covenants.  Until the termination of this Loan Agreement and thereafter until all Liabilities are paid in full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing:

(A)          Organization and Qualification.  Borrower at all times shall be the type of legal entity specified for Borrower in the first paragraph of this Loan Agreement, duly organized and existing and in good standing under the laws of the State of its formation reflected in the first paragraph of this Loan Agreement, and shall be qualified or licensed to do business in all states in which the laws thereof require Borrower to be so qualified or licensed.

(B)           No Violation of Law.  The execution, delivery and performance by Borrower of this Loan Agreement and the Other Agreements shall not hereafter, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in Borrower’s Constituent Documents, or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound.

(C)           Title to Collateral.  Borrower at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens.

(D)           Solvency.  Borrower shall at all times hereafter (1) remain solvent, (2) have adequate cash flow to pay its debts as they mature or otherwise become due, (3) have sufficient capital to conduct its business in the ordinary course, and (4) have property and assets which, if valued at fair market valuation, are greater than the sum of Borrower’s debts and liabilities.

(E)           Litigation.  There shall exist no actions or proceedings against Borrower which might result in any material or adverse change in its financial condition or materially affect Borrower’s assets or the Collateral.

(F)           Adequate Assets/Licenses/Trademarks/Copyrights/Patents.  Borrower shall continue to possess adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as previously conducted by it.  Borrower shall notify Lender if Borrower acquires ownership of or a license or other interest in any patents, trademarks or copyrights and shall execute and deliver such documents to Lender as Lender shall request to assign to Lender as security Borrower’s interest in such patents, copyrights and trademarks.

(G)           Good Standing.  Borrower shall remain in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as Borrower.

(H)           Violation of Law.  Borrower shall not be in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, in any material respect affecting its business, property, assets, operations or condition, financial or otherwise.

(I)           Breach of Other Loan Documents.  Borrower shall not be in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

(J)           Financial Statements.  Borrower shall, from time to time, provide Financials to Lender pursuant to Section 9.5 which fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower and such other Persons described therein as of and for the period ending on the dates described therein.  Such Financials will be, unless otherwise indicated therein, prepared in accordance with GAAP and such principles will be applied on a basis consistently followed in all material respects throughout the periods involved.

(K)           Material Adverse Change.  There shall be no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the most recent Financials for the Borrower delivered to Lender.

(L)           Change of Company Name or Structure.  Borrower shall not at any time hereafter, without Lender’s prior written consent, change its name, identity, organizational structure, ownership, chief executive office or state of formation.

(M)          Pension Plans.  No fact or situation that could lead to a material adverse change in the financial condition of Borrower, including, but not limited to, any Reportable Event or Prohibited Transaction, shall exist in connection with any Plan.  Borrower shall continue to have no withdrawal liability in connection with a Multiemployer Plan.

(N)           Notices to Lender.  Borrower shall notify Lender in writing: (1) promptly after Borrower learns thereof, of the commencement of any litigation affecting Borrower or any of its real or personal property, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which may materially and adversely affect Borrower’s operations, financial condition, real or personal property or business or Lender’s Lien upon any of the Collateral; (2) at least thirty (30) days prior thereto, of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business; (3) promptly after Borrower learns thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (4) promptly after Borrower learns thereof, of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower exceeding Ten Thousand and no/100 Dollars ($10,000.00); (5) promptly after the occurrence thereof, of any Unmatured Event of Default or Event of Default; (6) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to Borrower; (7) promptly after the rendition thereof, of any judgment rendered against Borrower or any of its Subsidiaries; and (8) promptly after Borrower learns thereof, of any material adverse finding of any state or federal government entity in connection with all or any part of the Collateral.

 (O)          Subordinations.  Borrower shall provide Lender with debt subordination agreements, in form and substance satisfactory to Lender, executed by Borrower and any Person who is an officer, director, member, manager or Affiliate of Borrower to whom Borrower is or hereafter becomes indebted for borrowed money.

(P)           Environmental Matters.

  (1)           Borrower shall and shall cause each of its Subsidiaries to (a) comply strictly and in all respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any release of any Hazardous Substances reportable under 42 USC §9603, 42 USC §11044, 33 USC §1321(b)(5) or any counterpart or similar state or local requirements, (d) promptly forward to Lender, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect their premises.

  (2)           Borrower shall indemnify Lender and hold Lender harmless from and against any loss, liability, damage or expense, including reasonable attorneys’ fees, suffered or incurred by Lender, whether as mortgagee pursuant to any mortgage, as mortgagee in possession, or as successor in interest to Borrower or any of its Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (a) under or on account of the Environmental Laws, including the assertion of any lien thereunder; (b) with respect to any release of any Hazardous Substance reportable under 42 USC §9603, 42 USC §11044, 33 USC §1321(b)(5) or any counterpart or similar state or local requirements, affecting such premises or the premises of any other place, including any loss of value of such premises as a result of a release of any Hazardous Substance; and (c) with respect to any other environmental matter within the jurisdiction of any federal, state or municipal official administering the Environmental Laws; provided, however, Borrower will not be liable for such indemnification to Lender to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 9.2(P).  The procedures to be followed as to any indemnity pursuant to this Section shall be as set forth in Section 12.21 hereof.

  (3)           Borrower shall provide Lender with such evidence, reports and/or other documentation as reasonably requested by Lender to insure that Borrower is in compliance with the terms of this Section 9.2(P).

(Q)          Commercial Tort Claims.    Borrower will advise Lender of any new Commercial Tort Claim upon the filing of any such action.  Borrower hereby authorizes Lender to amend Schedule 4.1 from time to time to reflect such new Commercial Tort Claims and to prepare and file any required Uniform Commercial Code financing statements or amendments and take any other actions necessary for Lender to perfect its security interest in such Commercial Tort Claims.

9.3           Negative Covenants.  Borrower covenants unto Lender that Borrower shall not now or at any time hereafter, unless Borrower obtains the prior written consent of Lender:

(A)           Additional Encumbrances.  Grant a security interest in, assign, sell or transfer any of the Collateral to any Person except as permitted herein or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral, except for the Permitted Liens.

(B)           Levies and Attachments.  Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or the Collateral.

(C)           Receiver, Trustee or Assignee.  Permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of all or any of Borrower’s assets or any of the Collateral.

(D)           Mergers and Acquisitions.  Merge, consolidate with or acquire any Person.

(E)           Ordinary Course of Business.  Enter into any transaction not in the ordinary course of its business as presently conducted.

(F)           Investments.  Other than in the ordinary course of business, make any investment in the securities of any Person; provided, however, notwithstanding the foregoing, Borrower may make investments in certificates of deposit of Lender or in securities of the United States of America or commercial paper with a P1 rating (all of the foregoing maturing within one year).

(G)           Surety.  Except for guarantees in favor of Lender, guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Liabilities.

(H)           Capital Structure.  Make any material change in Borrower’s capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities.

(I)            Encumbrance or Sale.  Encumber, sell (other than the sale of Inventory in the ordinary course of business), pledge, mortgage, lease, or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of Borrower’s assets, except Permitted Liens and as otherwise expressly permitted herein.

(J)            Sale of Equity Interests.  Sell or issue any Equity Interests of Borrower, except as set forth herein and in the Lease with Serec of California.

(K)           Indebtedness.  Incur Indebtedness, except Permitted Indebtedness.

(L)           Restricted Payments.  Make any Restricted Payments.

(M)          Constituent Documents/Fiscal Year End.  Amend or restate Borrower’s Constituent Documents or change Borrower’s fiscal year-end from December 31.

(N)           Affiliate Transactions.  Enter into any transaction with an Affiliate, except for transactions in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arms-length transaction.

9.4           Intentionally Omitted.

9.5           Financial Reporting.  Borrower represents, warrants and covenants unto Lender that it will deliver to Lender the following financial information, all of which shall accurately reflect the financial condition of each Borrower at and for the periods of time described therein and shall be prepared in accordance with GAAP:

(A)           As soon as available but in no event later than one hundred twenty (120) days after the close of each fiscal year of Borrower: the reviewed financial statements of Borrower including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, prepared by a firm of independent certified public accountants selected by Borrower and approved by Lender in writing.

(B)           As soon as available but in no event later than forty-five (45) days after the end of each fiscal quarter, Borrower’s internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, and (2) a statement of income and retained earnings for the previous quarter and year to date.

(C)           As soon as available, but in no event later than twenty (20) days after the end of each month, the following reports for Borrower dated as of the last day of the immediately preceding month: (1) Accounts receivable aging, (2) Accounts payable aging, and (3) Inventory report.

(D)           As soon as available, but in no event later than thirty (30) days after the end of each calendar year, a personal financial statement for each of the Members, certified by such Member to be true and accurate, and in form and substance acceptable  to the Lender.

(E)           Such other data and information, financial and otherwise as Lender, from time to time, may request.

10. Conditions Precedent

10.1         Conditions to Initial Funding.  Lender’s obligation to make the initial Loan pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial Loan.

(A)           Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:

(1)           A fully executed original of this Loan Agreement.

(2)           Copies of the Uniform Commercial Code, tax lien and pending suit and judgment searches from such jurisdictions as Lender deems necessary, which shall not have disclosed any prior lien or security interest in the Collateral, except for the Permitted Liens.

(3)           Certificates of insurance with lender’s loss payable, additional insured and mortgagee clauses covering all collateral for the Liabilities and meeting the requirements of this Loan Agreement and the Other Agreements.

(4)           A fully executed original of a Warehouse Agreement with Serec of California.

(5)           Receipt of duly executed guaranties from the Officers, in form and substance acceptable to Lender.

(6)           Receipt of a duly executed Lockbox Agreement, in the form provided by Lender.

(7)           Receipt of a duly executed Account Pledge Agreement, in the form provided by Lender.

(8)           Receipt of the duly executed Collateral Assignment of the Distribution Agreement, consented to by Global.

(9)           Such other documents, instruments or agreements as Lender may request.

(B)           No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(C)           There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s then most recently delivered Financials.

(D)           The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial Loan.

10.2         Conditions to Subsequent Fundings.  Lender’s obligation to make any subsequent Loans pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of each of the following covenants either prior to or contemporaneously with the making of each subsequent Loan.

(A)           No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

(B)           No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of the last previous Loan shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of Borrower or capability of Borrower to pay the Liabilities.

(C)           There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s then most recently delivered Financials or the previous Loan advance.

(D)           The representations and warranties of Borrower contained in this Loan Agreement shall be true and correct as of the making of any subsequent Loan, with the same effect as though made on such date of each subsequent Loan.

11. Event of Default; Remedies

11.1         Events of Default.  The occurrence of any one of the following events shall constitute a default (an “Event of Default”) by Borrower under this Loan Agreement:

(A)           Borrower fail to fully and timely pay any of the Liabilities, when due and payable or declared due and payable;

(B)           Borrower fails or neglects to perform, keep or observe any of the Covenants;

(C)           any representation, warranty, statement, report or certificate made or delivered by Borrower, or any of its officers, members, managers, employees, or agents, to Lender is not true and correct in all material respects, whether made in this Loan Agreement, the Other Agreements or otherwise;

(D)           any assets of Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(E)           a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by Borrower;

(F)           a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed against Borrower;

(G)           Borrower shall make an assignment for the benefit of creditors, or an application is made by Borrower for the appointment of a receiver, trustee, custodian or conservator for Borrower or any of its assets;

(H)           an application is made against Borrower for the appointment of a receiver, trustee, custodian or conservator for Borrower or any of its assets;

(I)            Borrower is enjoined, restrained or in any way prevented by court order from conducting any part of its business affairs;

(J)            a lawsuit or other proceeding is filed against Borrower claiming damages in excess of Ten Thousand and no/100 Dollars ($10,000.00) of Borrower’s assets;

(K)           a notice of a lien, levy or assessment is filed of record with respect to any of the assets of Borrower by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency, or instrumentality, including without limitation, the Pension Benefit Guaranty Corporation;

(L)           Borrower defaults in the payment of any of its other obligations or liabilities which are in excess of $10,000, and such default is not cured within the time, if any, specified therefor;

(M)          the occurrence of a breach, default or event of default under any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guarantied to Lender the payment of all or any portion of the Liabilities or provided collateral to secure all or any portion of the Liabilities, or such Person terminates or purports to terminate its guaranty of the Liabilities to Lender;

(N)           a breach, default or event of default occurs under any of the Other Agreements, after the expiration of applicable grace or cure periods;

(O)           there shall be entered against Borrower one or more judgments or decrees in excess of Ten Thousand and no/100 Dollars ($10,000.00) in the aggregate at any one time outstanding for Borrower, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or (iii) for and to the extent to which Borrower is insured and with respect to which the insurer specifically has assumed responsibility in writing;

(P)           the failure of the Officers to maintain their current positions within the Borrower;

(Q)           Lender, in good faith, believes its prospect of payment or performance of the Liabilities or the Covenants is impaired or it deems itself insecure for whatever reason.

11.2         Cumulative Remedies.  All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.

11.3         Discontinuing Credit. Upon the occurrence of an Unmatured Event of Default or Event of Default, without notice or demand by Lender to Borrower, Lender shall have no further obligation to and may immediately cease extending credit to or for the benefit of Borrower under this Loan Agreement and the Other Agreements.  Upon the occurrence of an Event of Default under Sections 11.1(E) or 11.1(F) hereof, without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any letters of credit issued by Lender at Borrower’s request.  Upon the occurrence of any Event of Default (other than an Event of Default under Sections 11.1(E) or 11.1(F)), at the election of Lender without notice or demand by Lender to Borrower, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrower’s contingent liabilities with respect to any letters of credit issued by Lender at Borrower’s request.  ANY ADVANCES MADE BY LENDER TO BORROWER AFTER THE OCCURRENCE OF AN UNMATURED EVENT OF DEFAULT OR AN EVENT OF DEFAULT SHALL NOT ESTABLISH A CUSTOM OR COURSE OF DEALING AND LENDER SHALL BE ENTITLED TO CEASE MAKING ADVANCES AT ANY TIME THEREAFTER.

11.4         Remedies.  Upon the occurrence of an Event of Default, Lender, in its discretion, may declare all Liabilities immediately due and payable and, in addition, may:  (A) exercise any one or more of the rights and remedies accruing to a “secured party” under the Uniform Commercial Code of Illinois and any other applicable law upon a default by a debtor; (B) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to Lender therefor, seize and remove the Collateral from said premises or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; (C) sell or otherwise dispose of the Collateral at public or private sale for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale only when such proceeds are actually received by Lender; (D) take control, in any manner, of any item of payment or proceeds of the Collateral and to direct all Account Debtors to make payments directly to Lender; (E) notify any or all Account Debtors that the Accounts and Special Collateral have been assigned to Lender and that Lender has a first position priority security interest and lien therein; (F) direct such Account Debtors to make all payments due from them to Borrower upon the Accounts and Special Collateral directly to Lender; (G) enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Special Collateral in the name of Lender and Borrower; and (H) apply all amounts in the Lockbox Account to the Liabilities, in any manner Lender shall determine.

11.5         Assembling Collateral.  Upon an Event of Default, Borrower, immediately upon demand by Lender, shall assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which are reasonably convenient to Lender and Borrower.  Borrower recognizes that if it fails to perform, observe or discharge any of its obligations or liabilities under this Loan Agreement or the Other Agreements, no remedy of law will provide adequate relief to Lender, and Borrower agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.6         Notice of Sale.  Any notice required to be given by Lender of a sale, lease or other disposition of the Collateral or any other intended action by Lender, if provided not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower thereof.

11.7         Postponement of Sale.  Borrower agrees that Lender may, if Lender deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale, without being required to give a new notice of sale.  Further, Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.

12. General

12.1         Intentionally Omitted.

12.2         Application of Payments.  Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of the Liabilities and Borrower agrees that Lender shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner and in such order as Lender may deem advisable, including, without limitation, to the payment of any costs, fees and expenses payable by Borrower under this Loan Agreement, notwithstanding any entry by Lender upon any of its books and records.

12.3         Additional Representations, Warranties and Covenants.  Borrower represents, warrants and covenants unto Lender that (A) all representations and warranties of Borrower contained in this Loan Agreement and the Other Agreements shall be true at the time of Borrower’s execution of this Loan Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein and shall be true as of the date of each borrowing under this Loan Agreement, and (B) Borrower shall fully and timely comply and maintain all covenants set forth in this Loan Agreement and the Other Agreements.

12.4         Modification and Assignment of Loan Documents.  This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.  Borrower may not sell, assign or transfer this Loan Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrower’s rights, titles, interests, remedies, powers or duties thereunder.  Borrower hereby consents to Lender’s sale, assignment, grant of participations, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement and the Other Agreements or of any portion thereof, including, without limitation, Lender’s rights, titles, interests, remedies, powers or duties.

12.5         Waiver of Defaults.  Lender’s failure at any time or times hereafter to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type.  NONE OF THE UNDERTAKINGS, AGREEMENTS, WARRANTIES, COVENANTS AND REPRESENTATIONS OF BORROWER CONTAINED IN THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS AND NO EVENT OF DEFAULT BY BORROWER UNDER THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS SHALL BE DEEMED TO HAVE BEEN SUSPENDED OR WAIVED BY LENDER UNLESS SUCH SUSPENSION OR WAIVER IS IN WRITING SIGNED BY AN OFFICER OF LENDER AND DIRECTED TO BORROWER SPECIFYING SUCH SUSPENSION OR WAIVER.

12.6         Severability.  Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

12.7         Successors and Assigns.  This Loan Agreement and the Other Agreements shall be binding on Borrower and upon the successors of Borrower, and shall inure to the benefit of Lender, its successors, assigns, affiliates, divisions and parents and may be assigned by Lender without notice to Borrower.  This provision, however, shall not be deemed to modify Section 12.4 hereof.

12.8         Incorporation of Other Agreements; Exhibits; and Schedules.  The terms and provisions of the Other Agreements are incorporated herein by this reference thereto.  The Exhibits and Schedules referred to herein are attached hereto, made a part hereof and incorporated herein by this reference thereto.

12.9         Survival of Termination.  Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender in any way or respect relating to (A) any transaction or event occurring prior to such termination or cancellation, (B) the Collateral, or (C) any of the undertakings, agreements, covenants, warranties and representations of Borrower contained in this Loan Agreement or the Other Agreements.  All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.

12.10       Waiver of Notices.  Except as otherwise expressly provided herein, Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard.

12.11       Authority to Execute and Borrow.  Until Lender is notified by Borrower to the contrary, the signature upon this Loan Agreement or upon any of the Other Agreements of (A) a Designated Person, or (B) any other Person designated in writing to Lender by any of the foregoing, shall bind Borrower and be deemed to be the duly authorized act of Borrower.  Each Designated Person shall have the authority to borrow funds on behalf of Borrower pursuant to the terms of this Loan Agreement.

12.12       Costs, Fees and Expenses.  Borrower shall reimburse Lender for all costs, fees and expenses incurred by Lender, or for which Lender becomes obligated, whether before or after the occurrence of an Unmatured Event of Default or Event of Default, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, reasonable attorneys’ and paralegals’ fees, costs and expenses, other professional fees, search fees, costs and expenses, filing and recording fees, all taxes payable in connection with this Loan Agreement or the Other Agreements, and any costs and fees incurred in connection with any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral.  Borrower shall further reimburse Lender, upon demand, for the costs, fees and expenses incurred or charged by Lender, its agents or employees, with respect to audits or other business analysis performed in the administration of this Loan Agreement, plus all of the out-of-pocket costs or expenses incurred by Lender in the performance of such audit or analysis.  All such costs, fees and expenses referenced in this Section shall be part of the Liabilities payable by Borrower to Lender upon demand with interest at the Default Rate until actually paid.  Without limiting the generality of the foregoing, such costs and expenses shall include the fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, management consultants, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals.

12.13       Binding Agreement; Governing Law.  This Loan Agreement and the Other Agreements are submitted by Borrower to Lender, for Lender’s acceptance or rejection thereof, at Lender’s office in Chicago, Illinois, as an offer by Borrower to borrow monies from Lender and shall not be binding upon Lender or become effective until and unless accepted by Lender, in writing, at said place of business.  THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND UNDER THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING ILLINOIS’ CHOICE OF LAW PROVISIONS.

12.14       Notices.  Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower or Lender at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrower or Lender may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof.

If to Borrower, then to:	If to Lender, then to:

_______________________________	YGBFKM, LLC
_______________________________	____________________________
_______________________________	____________________________
Attention:______________________	Attention: Thomas Farrell
Facsimile No.:__________________	Facsimile No.: _______________

With a copy to:	With a copy to:

__________________________	Nisen & Elliott, LLC
__________________________	200 W. Adams Street, Suite 2500
__________________________	Chicago, Illinois 60606-5232
Attention:__________________	Attention: William G. Daluga, Jr., Esq.
Facsimile No.:_______________	Facsimile No.: (312) 346-2325

12.15       Release of Claims.  Excepting only causes of action or claims for Lender’s willful misconduct, Borrower hereby releases Lender from any and all causes of action or claims which Borrower may now or hereafter have for any asserted loss or damage to Borrower caused by or arising from:  (A) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral; (B) Lender’s notification to any Account Debtor of Lender’s security interest and lien in the Accounts and Special Collateral; (C) Lender directing any Account Debtor to pay any sums owing to Borrower directly to Lender; and (D) any other act or omission to act on the part of Lender, its officers, agents or employees.

12.16       Intentionally Omitted.

12.17       Headings.  The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.

12.18       Maximum Interest.  It is the intent of Borrower and Lender that the rate of interest and the other charges of Borrower under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limits.  If Borrower has paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Liabilities.

12.19       Construction.  Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed.  Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his/her control from taking the act.  Wherever the term “including” is used, the same shall be deemed to mean, “including, but not limited to”.  “Any” shall be deemed to mean “any and all ” whenever applicable.  The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular.  The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa.  “Copies” means photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied.  References to “this Loan Agreement” shall be deemed to reference this Loan Agreement, as amended or restated from time to time.  If more than one entity constitutes the Borrower under this Loan Agreement, all representations, covenants and obligations shall be deemed to be the joint and several representations, covenants and obligations of each such entity.

12.20       Revival of Liabilities.  To the extent that Lender receives any payment on account of the Liabilities, or any proceeds of the Collateral are applied on account of the Liabilities, and any such payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender to Borrower, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment or proceeds received, the Liabilities shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender and applied on account of the Liabilities.

12.21       General Indemnity.  In addition to the payment of expenses pursuant to Section 12.12, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and its successors and assigns and the officers, directors, employees, agents, and affiliates of Lender and its successors and assigns (collectively the “Indemnitees”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of the Loan Documents or any other agreements executed and delivered by Borrower or any guarantor of the Liabilities in connection herewith, the statements contained in any commitment or proposal letter delivered by Lender, Lender’s agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (collectively the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  The provisions of the undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement.

12.22       Environmental and Safety and Health Indemnity.  Borrower hereby agrees to indemnify Lender and agrees to hold Lender and its predecessors and successors in interest, and its affiliates, employees, agents, directors and officers harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs, consulting fees, costs of investigation and reasonable attorneys’ fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to, or as a direct or indirect result of (A) the violation or alleged violation by Borrower or any of its predecessors in interest of any Environmental Laws regarding past, present or future property or operations; (B) the presence on or under, or the release from, at or to, properties utilized by Borrower and/or any predecessor in interest of any Hazardous Substances; (C) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower or any predecessor in interest in the past, present or future; (D) transport, treatment, recycling, storage, disposal, or release or threatened release, or arrangement therefor, to, at or from any facility owned or operated by another Person, of any Hazardous Substances generated by Borrower or its predecessors in interest; (E) any remedial action or corrective action arising out of, related to, or in connection with any past, present or future property or operations of Borrower or any of its predecessors in interest; (F) asbestos-containing material, in or at any past, present or future property of Borrower or any of its predecessors in interest; (G) failure to comply with any representations, warranties, covenants, terms or conditions of this Loan Agreement that relate to Environmental Laws or Hazardous Substances; and (H) any environmental, health or safety investigation or review conducted by or on behalf of Lender in connection with this Loan Agreement; provided that Borrower shall have no obligation to Lender hereunder with respect to any such liabilities arising from the gross negligence or willful misconduct of Lender.  The provisions of and undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement and shall expressly cover time periods when Lender may have come into possession or control of any of the property of Borrower at any time thereafter.

12.23       Completion of Loan Agreement and Other Agreements.  Borrower hereby authorizes Lender to correct any patent errors set forth in this Loan Agreement and the Other Agreements and to complete all blanks in this Loan Agreement and the Other Agreements.

12.24       Intentionally Omitted.

12.25       Disclosure of Information.  Borrower agrees that Lender may provide any information Lender may have about Borrower or about any matter relating to this Loan Agreement, the Other Agreements and all or any portion of the Liabilities to Lender’s subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Loan Agreement, the Other Agreements and all or any portion of the Liabilities.

12.26       Merger Clause.  This Loan Agreement constitutes the entire agreement between Lender and Borrower with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.

12.27       SERVICE OF PROCESS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

12.28       JURISDICTION; VENUE.  BORROWER AND LENDER IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THE LIABILITIES, THIS LOAN AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL.  BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION.

12.29       JURY WAIVER.  BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER AGREEMENTS.  BORROWER HEREBY REPRESENTS AND WARRANTS TO LENDER THAT IT HAS CONSULTED WITH AND BEEN COUNSELED BY COMPETENT COUNSEL CONCERNING THE WAIVER SET FORTH IN THIS SECTION AND HAS KNOWINGLY MADE SUCH WAIVER.

[signature page follows]

In Witness Whereof, Lender and Borrower have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

YGBFKM, LLC		Total Apparel Group, Inc., a Nevada
corporation

By:		By:
Name:		Name:
Title:	Manager	Title:

International Apparel Group, Inc., a Nevada
corporation

By:
Name:
Title:

Active Group Apparel, Inc., a Florida
corporation

By:
Name:
Title:

Schedule 1.1

Permitted Liens

Schedule 4.4

Chief Executive Office and Collateral Locations

Schedule 9.1(Q)

Borrower and its Affiliates’ Company Information

Exhibit A

Form of Guaranty

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